 Exhibit 99.1

NetApp Strengthens Board of Directors

Sunnyvale, Calif. — March 10, 2008 — NetApp (NASDAQ: NTAP) today announced that it has expanded its board of directors. NetApp chief executive officer Dan Warmenhoven is the company’s new chairman, assuming the position held by Don Valentine since 1994. Valentine remains on the board in the newly created position of lead independent director. In addition, NetApp president and chief operating officer Tom Georgens joins the company’s board of directors. Georgens will be the 11th member of the NetApp board. Both Warmenhoven and Georgens will continue to hold their current executive positions within the company. The new board changes are effective immediately.

“I would like to express our appreciation to Don Valentine for his 14 years as chairman of the board of directors and the leadership he provided during that period to help us grow from a small, private company to an industry leader,” said Dan Warmenhoven, NetApp chairman and CEO. “Don has been a mentor to me and a tremendous resource for the executive team. I am honored to succeed him as the new chairman and am very pleased that Don will be continuing on the board in the role of lead independent director. I am also excited to announce that Tom Georgens has been elected by the board as a director of the company. In his new role as president and chief operating officer, we are eager to have Tom contribute at the board level. We are clearly building for the future and strengthening our management ranks. This is an exciting time for NetApp.”

Warmenhoven Biography

Dan Warmenhoven is the chairman and chief executive officer of NetApp, a leader in enterprise data management and open networked storage solutions. Under Warmenhoven’s leadership, NetApp has grown to become a multibillion-dollar company and is a recognized market leader in networked storage—a concept the company pioneered.

Warmenhoven joined NetApp in October 1994 and led the company’s initial public offering in November 1995. Today, NetApp is included in both the S&P 500 and NASDAQ 100 indexes and has been ranked as one of FORTUNE magazine’s 100 Best Companies to Work For in America. In 2007, NetApp also ranked as one of FORTUNE magazine’s Most Admired Companies and was included on the “400 Best Big Companies in America” list by Forbes magazine.

Warmenhoven received an honorary degree from Santa Clara University in June 2007 for his dedication to global business and technology leadership. In 2006, Warmenhoven was named one of the 50 Most Powerful People in Networking by Network World. In 2004, he also won the prestigious National Ernst & Young Entrepreneur of the Year award, and in 2001 BusinessWeek named Warmenhoven as one of its Top 25 Managers for the year.

Previously, Warmenhoven served as chairman, president, and CEO of Network Equipment Technologies (N.E.T.), a telecommunications manufacturer. He is a veteran of Hewlett-Packard Co. (HP), where he held senior management positions, including general manager of the Information Networks group. Prior to HP, Warmenhoven was a 13-year veteran of IBM Corporation.

Warmenhoven holds a bachelor of science degree in electrical engineering, with honors, from Princeton University.

Valentine Biography

Donald T. Valentine has been a director of the company and chairman of the board of directors since September 1994. Valentine has been a general partner of Sequoia Capital, a venture capital firm, since 1972. He is also the chairman of the board of diCarta, Inc. and serves on the board of directors of Traiana.

Georgens Biography

Tom Georgens is the president and chief operating officer of NetApp and has responsibility for all product operations and field operations worldwide.

Georgens joined NetApp in October 2005 and served as the company’s executive vice president of Product Operations from January 2007 until February 2008. Previously he served as NetApp’s executive vice president and general manager of Enterprise Storage Systems.

Before joining NetApp, Georgens spent nine years at Engenio, a subsidiary of LSI Logic, the last two years as CEO. He also served in various other positions, including president of LSI Logic Storage Systems and executive vice president of LSI Logic. At Engenio, he built the business into a successful OEM storage provider for companies such as IBM, Sun Microsystems, StorageTek, Silicon Graphics, and NCR.

Prior to Engenio, Georgens spent 11 years at EMC in a variety of engineering and marketing positions.

Georgens holds a bachelor of science degree and a master of engineering degree in computer and systems engineering from Rensselaer Polytechnic Institute as well as a master of business administration degree from Babson College.

About NetApp

NetApp creates innovative storage and data management solutions that help you accelerate business breakthroughs and achieve outstanding cost efficiency. Discover our passion for helping companies around the world go further, faster at NetApp.com.

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